Exhibit 99.1

BLOCKBUSTER INC. APPOINTS PETER A. BASSI

TO BOARD OF DIRECTORS

DALLAS, March 8, 2005 – Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today announced the appointment of Peter A. Bassi to its Board of Directors, effective today. As an independent director, Bassi will serve on the Audit and Compensation committees.

Bassi retired last month as Chairman of Yum! Restaurants International (YRI), an international division of Yum! Brands, Inc., the exclusive franchiser of Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W All-American Food Restaurants. He had served as an officer of YRI since 1997. Bassi is currently a member of the Board of Directors of auto supply retailer The Pep Boys—Manny, Moe & Jack and pizza and brewhouse chain BJ’s Restaurants, Inc.

“Peter has considerable management experience with multi-unit as well as international retail organizations, and we’re delighted to have him on the Blockbuster Board of Directors,” said John F. Antioco, Blockbuster Chairman and CEO.

With Bassi’s appointment, the Blockbuster Board now includes six independent directors including Robert A. Bowman, Jackie M. Clegg, Gary J. Fernandes, Linda Griego and John L. Muething. John F. Antioco, Blockbuster Chairman and CEO also serves on the Board.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

Contact:	Press
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279

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